EXHIBIT 99.1

NEWS RELEASE

RANGE INCREASES CAPITAL BUDGET

FORT WORTH, TEXAS, JUNE 1, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that its board of directors has increased its 2004 capital expenditure budget 8% to $136.5 million, excluding acquisitions. The $10.1 million increase includes additional drilling, seismic, and land expenditures of which $5.3 million is attributable to the Midcontinent with the remainder equally divided between Permian and East Texas. Including $24.4 million of acquisitions completed to date, capital spending for the year is currently projected to total $160.9 million. This spending is anticipated to be funded with less than 85% of projected cash flow.

Operationally, the Company’s drilling program continues to make solid progress with 14 rigs currently running. The Company anticipates that second quarter 2004 production volumes will meet or exceed its latest guidance of 178 to 180 Mmcfe per day, representing a 13% year-over-year increase.

Recent drilling results include two successful Morrow wells in the Texas Panhandle producing at a combined rate of 2.4 (1.5 net) Mmcfe per day. An additional Morrow well and a Brown Dolomite well are expected to be turned to sales within 10 days at the rate of 1.1 (0.6 net) Mmcfe per day. In western Oklahoma, two successful wells were recently drilled in the Watonga-Chickasha Trend. The Julius #1-17 is producing 1.4 (0.5 net) Mmcfe per day at 3,300 psi flowing tubing pressure, while the Dingo #1 is expected to begin sales in mid-June at 1.5 (0.8 net) Mmcfe per day.

In the Permian Basin, the two-rig drilling program at the Sterling field is currently drilling the tenth and eleventh wells of 25 planned in 2004. To date, five wells have been completed and are producing at a combined rate of 3.6 (2.9 net) Mmcfe per day. Based upon the encouraging results of an 18-well drilling program completed earlier this spring at the West Fuhrman-Mascho Unit, an additional 10-well program was recently initiated. In Val Verde, 12 wells have been recompleted adding production of 3.1 (2.4 net) Mmcfe per day.

In the Gulf Coast division, the Smith #1, the Yegua exploration discovery placed on production in March, continues to produce 7.7 (3.8 net) Mmcfe per day at a flowing tubing pressure of approximately 8,000 psi. An offset well is expected to spud in the third quarter. Offshore, the West Delta 30 L-13 well is currently being completed as a dual completion. The well is expected to be placed on line late this month at a projected rate of 6 (2.4 net) Mmcfe per day. Additional locations in the field are under evaluation. The East Cameron 33 #9 Falcon prospect is scheduled to spud by the end of the month. The Company has a 25% working interest before casing point and a 37.5% working interest after casing point in this high-potential exploratory test.

The drilling program in Appalachia is proceeding as planned. Through May, 90 (40.8 net) wells had been drilled and 52 (23.8 net) wells had been turned on line. The division plans to drill a total of 259 (116.9 net) wells in 2004. The testing of the division’s two coal bed methane pilot projects continues on schedule and two additional coal bed projects have recently been identified and are currently being leased. Two shallow Trenton Black River wells were drilled in northern New York where the Company has a 50,000 (12,500 net) acre leasehold position. The first well was a dry hole, while the second, the Harper #1, encountered 25 feet of pay in the Trenton formation. After laying a pipeline, the well is anticipated to be placed on production during the third quarter.

Commenting on the announcement, John Pinkerton, Range’s President, said, “We are very pleased with the drilling results thus far in 2004. We are solidly on track to achieve our production and reserve growth goals. With a number of high-potential projects yet to be drilled in 2004, we anticipate production and reserves to continue to increase throughout the remainder of the year.”

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to expected levels of capital expenditures, anticipated cash flow, future production and reserve growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-13

Contact:	Rodney Waller, Senior Vice President

Karen Giles

(817) 870-2601

www.rangeresources.com